UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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WCI Communities, Inc.

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On May 31, 2007, WCI Communities, Inc. delivered the following presentation to Institutional Shareholder Services:

1 1 Confidential WCI Board and Management WCI Board and Management Investor Presentation Investor Presentation May 2007 May 2007

2 2
Confidential
Disclaimer
Disclaimer
Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities
Litigation Reform Act of 1995, including, but not limited to, a potential sale of the Company, expected cash receipts, statements about the Company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations.
These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts;
WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades;
WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults;
adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; availability and cost of insurance and surety bonds, lack of visibility in the marketplace and inability to gauge timing of market turnarounds; or deterioration and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the
Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. In addition, as mentioned above, certain of the forward-looking statements relate to a possible sale of the Company. No assurance can be given that a sale transaction will be announced or consummated by the Company or with respect to the per-share share price that may be obtained in any such transaction.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of
1995.

3 3
Confidential
Agenda
Agenda
Who is WCI?
Homebuilding sector challenges
Background of discussions with Mr. Icahn
Overview of
WCI
WCI’s Sale
Process
Carl Icahn’s
Proxy Fight
WCI’s Board
and
Corporate
Governance
WCI is listening and taking action
Maximizing value through pursuit of a possible sale of the Company
WCI’s current board is best suited to maximize value for all shareholders
Mixed signals
Not in the interests of all shareholders
No plan presented for maximizing value
Strong governance
Independent-minded
Proven leadership
Mr. Icahn:  Over-boarded

4 4
Confidential
Attendees
Attendees
James Dietz James Dietz
Executive Vice President Executive Vice President
and Chief Financial Officer and Chief Financial Officer
Kathleen Shanahan Kathleen Shanahan
Director Director
James McDonald James McDonald
Director Director
Don Ackerman Don Ackerman
Chairman of The Board Chairman of The Board
Charles Cobb Charles Cobb
Vice Chairman of The Board Vice Chairman of The Board
Hilliard Eure Hilliard Eure
Director Director
Steven Zenker Steven Zenker
Vice President, Investor Vice President, Investor
& Corporate Communication & Corporate Communication
Jerry Starkey Jerry Starkey
Director, Chief Executive Officer Director, Chief Executive Officer
and President and President
Thomas McWilliams Thomas McWilliams
Director Director

5 5 Confidential I. Overview of WCI I. Overview of WCI

6 6
Confidential
Who is WCI?
Who is WCI?
WCI began its operations in Florida through
companies that principally focused on developing
amenitized communities in the state
In 1995, certain stockholders of Florida Design led a
group of equity investors in acquiring Westinghouse
Electric’s real estate business unit
In 1998, the assets and management associated
with the two components of the company were joined
in a merger, creating WCI
In 2002, WCI completed its IPO
History and Development History and Development Financial Statistics Financial Statistics
Business Summary Business Summary
Market Cap:  $886
WCI is a fully-integrated homebuilding and real estate services company
WCI and its predecessors have over 50 years of experience in the design, construction and operation of leisure-
oriented, amenity-rich master-planned communities
The Company offers a full complement of products and services to enhance its customers’ lifestyles
As of December 31, 2006, WCI had 72 locations where it was building single- and multi-family homes or mid- and high-rise residential units or operating amenity facilities. In total, the Company controls about 15,200 acres of land, where it plans to develop approximately 20,000 residences
($ in millions, except EPS and Book Value Per Share)
$23.57 $0.21
1
$250
1
$2,054 2006
$23.86 $4.15 $599 $2,602 2005
Book Value
Per Share EPS
Gross
Margin Revenue
1
Gross margin and EPS in 2006 were reduced by $135mm and $1.95 respectively due to one-time charges related to impairment of certain assets and abandonment of certain option contracts.

7 7
Confidential
Homebuilding Sector Challenges
Homebuilding Sector Challenges
The current softness in the North American homebuilding market, specifically in
Florida, has adversely affected WCI’s operating performance
— Nationwide new home starts for homebuilders, including WCI, have fallen from
382,000 in the first quarter of 2006 to 259,000 in the first quarter of 2007 and earnings per share is expected to decline by approximately 80% in 2007 for the ten largest public builders
1
— New home starts have fallen by 55% in Florida over the same period and several large builders including Hovnanian and Technical Olympic have announced large write-downs of property in Florida
The Company believes that it is well-positioned to weather the current downturn and recover operationally due to its significant land position (owned and mostly entitled land) which enables the Company to curtail land acquisition and development spending, as well as its expectation of realizing approximately $1 billion of cash flow from operations, primarily from the collection of tower receivables
Industry analysts expect the new home market to stabilize over the next 18 months as excess inventories are absorbed due to increased demand and restrained construction starts on the part of homebuilders.  As the Company looks forward to this recovery, it believes that its attractive inventory of well-located, entitled land should enable WCI to recover rapidly
1 Includes DR Horton, Hovnanian Enterprises, KB Home, Lennar, MDC Holdings, NVR, Pulte Homes, Ryland Group, Standard Pacific
and Toll Brothers

8 8
Confidential
Background
Background
11 December:  Mr. Icahn, a roughly 4% owner, indicated to the Company that he was interested in acquiring additional shares and that he believed the stock to be undervalued (close:  $17.57)
December 2006 December 2006
January 2007 January 2007
February 2007 February 2007
March 2007 March 2007
16 January:  Mr. Icahn disclosed that the Icahn Group owned a 14.57% stake in the Company and said he would attempt to “unlock the inherent value of the shares” (close: $22.47)
30 January:  The Board met and decided to adopt a limited-duration shareholder rights plan with a 15%
trigger to give the Board the time to consider exploring alternatives that could maximize shareholder value (close:  $20.44)
— The Board also agreed to offer Mr. Icahn a seat on the Board in exchange for his agreement to enter into a customary standstill
1 February:  The Company said that the Board would consider amending its rights plan to 20%, giving Mr. Icahn one seat on the Board and offering a second seat to the nominee of another shareholder of the Company with a large holding in exchange for Mr. Icahn’s agreement to enter into a standstill through the 2008 annual meeting (close:  $21.75)
5 February:  Mr. Icahn said he would accept the seat on the Board and agree to a one-year standstill privately, conditioned on a waiver of Section 203.  The Board unanimously determined that waiving Section 203 would not be in the best interests of all of the Company’s shareholders
(close:  $21.79)
16 February:  Icahn Group filed a proxy nominating ten directors to the board (close:  $23.80, prior day close:  $18.97)
13 March : Mr. Icahn announced his intention to make a tender offer for “any and all” shares at
$22 per share (close:  $21.91)
From December 11, 2006 – February 12, 2007, representatives of WCI and Mr. Icahn and/or his representatives had ten separate discussions
The Company tried to work with Mr. Icahn to pursue a result that was designed to achieve value for all shareholders. However, the Board was concerned that Mr. Icahn was seeking to cause the removal of the procedural protections designed for all shareholders in order to acquire the Company at an opportunistic price
May 2007 May 2007
21 May:  Mr. Icahn’s tender offer expired – Mr. Icahn did not extend it (close:  $19.80)

9 9 Confidential II. WCI’s II. WCI’s Sale Process Sale Process

10 10
Confidential
WCI is Listening and Taking Action
WCI is Listening and Taking Action
Our Company is committed to an active and ongoing dialogue with all shareholders to ensure that we are delivering on our promises and are holding ourselves accountable
— We have consistently reached out to shareholders – including recently – to hear their views
Our Board of Directors, assisted by its advisor Goldman Sachs, led a comprehensive and deliberate review of strategic alternatives and after completing that review, and receiving a number of inquiries from potential buyers, decided to pursue a sale of the Company to determine whether that avenue would best maximize shareholder value
— On April 5, 2007, we announced that we asked Goldman Sachs to assist in the sale process
— Our Board has met weekly since then to provide direct and active oversight of this important process

11 11
Confidential
Maximizing Value:  Pursuit of a Sale
Maximizing Value:  Pursuit of a Sale
To protect and maximize value for ALL its shareholders, WCI is pursuing a sale process wherein all potential buyers, including the Icahn Group, can participate on equal terms without unfair advantages
We have received interest from several parties who are potentially interested in acquiring the Company
— Although a completed transaction is not a guarantee, we believe that our publicly-announced sale process is designed to maximize value for all of our shareholders
The Board believes that certain potential buyers could realize significant potential synergies in connection with any transaction with the Company
The Board invited the Icahn Group to fully participate in the sale process, including accessing private company documents, but the Icahn Group declined

12 12
Confidential
WCI’s
WCI’s
Current Board is Best Positioned to Direct
Current Board is Best Positioned to Direct
the Sale of the Company
the Sale of the Company
Current Board Most Qualified to Run a Sale Process
Eight of the current Board members have been involved in the sale of companies in the past
Not all of Mr. Icahn’s nominees are independent of Mr. Icahn.  Four of the nominees have publicly disclosed professional affiliations with Mr. Icahn.  They may favor Mr. Icahn’s interests to the detriment of other public shareholders
Mr. Icahn’s presence on the board may be disruptive to a sale process
We are concerned that Mr. Icahn’s proxy fight for board control is a tactic that may facilitate his obtaining control of the Company without paying an adequate control premium

13 13 Confidential III. Carl Icahn’s III. Carl Icahn’s Proxy Fight Proxy Fight

14 14
Confidential
Mr. Icahn:  Mixed Signals
Mr. Icahn:  Mixed Signals
Has not articulated a concrete action
plan to enhance value for
shareholders
“Unlock shareholder value”
Allowed his tender offer to expire “Offer to purchase any and all of the outstanding Shares at a price of $22.00
per Share”
Offered $22 per share for “any and all”
shares
“Now is not the right time to sell”
Declined Board seat Wants Board representation
…But His Actions Say Otherwise Mr. Icahn Says…

15 15
Confidential
The Icahn
The Icahn
Group’s Actions Have Not Been in the
Group’s Actions Have Not Been in the
Interests of WCI’s
Interests of WCI’s
Shareholders
Shareholders
The Icahn Group offered to buy “any and all” of the Company’s shares and then let the offer expire.  His actions send mixed signals to shareholders
In initiating a tender offer, the Icahn Group stated that “clearly now is not the right time to sell”
— However, apparently Mr. Icahn believed that it was the right time for him to buy and said that he would like the Board to remove the procedural safeguards it had implemented to negotiate a better price for all of the shareholders
We expect to realize approximately $1 billion of cash flow from operations, generated primarily from the collection of tower receivables, with the remaining proceeds from land and recreational amenity sales
— WCI’s debt to capital is expected to decline to approximately 50% by
December 31, 2007
The Company has the ability to repurchase up to 5 million shares in September and
October 2007 at a price of $13.63 per share
— These contracts may be settled in cash and have a current value of approximately $30mm, or $0.71 per outstanding share, which is not reflected on WCI’s balance sheet

16 16
Confidential
Initial Offer Was Structurally Coercive and Highly
Initial Offer Was Structurally Coercive and Highly
Conditional
Conditional
The initial offer, which Mr. Icahn allowed to expire, was structurally coercive
— No back-end transaction
— No post-offer protections
— Would trigger an event of default under WCI’s credit facilities and other debt
— The design of the Offer may have subjected shareholders who decided not to tender to substantial value and liquidity risk
De-listing of shares:  “registration of the Shares may be terminated [under the
Exchange Act]”
1
Volume could decline substantially:  “the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public”
1
Could trigger an expensive and difficult refinancing of substantially all of the
Company’s debt
The Offer was highly conditional for the benefit of the Icahn Group, resulting in substantial uncertainty for the Company’s shareholders as to whether the Offer would be completed
— In fact, the Offer was subject to 14 conditions in total
— The lack of structural protections in the Offer could have had the effect of encouraging shareholders to tender into the Offer, even if they believed that the $22 per share price was inadequate
1
Form SC TO-T filed by Icahn Carl C et al on 23 March 2007

17 17
Confidential
The Current Board Has the Experience and a Plan to
The Current Board Has the Experience and a Plan to
Maximize Value for All Shareholders
Maximize Value for All Shareholders
The Advantages of the Current Board
The current Board is better positioned to deliver and protect WCI’s value for all shareholders in light of the Board’s significant operating experience in the industry and determination to pursue a sale process for the Company
The business is highly dependent on relationships with our employees and customers, as well as regulators and other governmental authorities, including permit approval, zoning and land-use boards
The current Board has extensive experience in these matters as well as experience in developing master planned communities
The current Board has greater experience and knowledge of the Company’s business and industry and is more qualified than the candidates nominated by Mr. Icahn to navigate the Company through a sale process and a difficult period in the home-
building industry
The current Board has remained steadfast in its commitment to act in the interests of ALL
shareholders

18 18
Confidential
The Icahn
The Icahn
Group Has Not Presented Any Plan for
Group Has Not Presented Any Plan for
Maximizing Value for WCI
Maximizing Value for WCI
The Risks of the Icahn Group
The Icahn Group has not presented any plan or proposal to shareholders that would suggest it intends or has the capability to deliver superior value to all shareholders
Previously, Mr. Icahn has called for the elimination of procedural safeguards such as the limited-duration shareholder rights plan and statutory protections that are designed to ensure a fair process for all shareholders. This is not indicative of a value-enhancing plan for all shareholders
The Icahn Group acknowledged that the election of their slate of directors would represent a change in control under virtually all of WCI’s debt agreements. The
Icahn Group, in its preliminary proxy, said that if the debt accelerated and could not be repaid, WCI could go bankrupt

19 19 Confidential IV. WCI’s IV. WCI’s Board and Corporate Governance Board and Corporate Governance

20 20
Confidential
Strong Governance
Strong Governance
8 of our 10 directors are independent; one director is a non-management insider who, along with his family, owns approximately 9.3% of WCI’s outstanding shares
Separated positions of Chairman and CEO
Independent Audit, Compensation and Corporate Governance & Nominating
Committees
Since Mr. Icahn's initial 13D filing on January 22, the Board has met 14 times.  In addition, since March 23, the Board has had weekly informational sessions
High CGQ scores (92.0% vs. the Russell 3000; 88.2% vs. the Consumer Durables &
Apparel Group)
Public companies where Mr. Icahn has a controlling stake have weaker governance ratings according to ISS’s CGQ metrics
— American Railcar Industries (22.5% vs. the CGQ Universe; 14.9% vs. the
Capital Goods Group)
— XO Holdings (22.0% vs. the CGQ Universe; 19.3% vs. the Telecommunication
Services Group)

21 21
Confidential
Mr. Icahn:  Over-Boarded
Mr. Icahn:  Over-Boarded
In November 2006, Mr. Icahn said on CNBC, regarding a director that served on too many boards:
—
“How can a guy be on eight boards and know what the hell he's doing? These companies are complicated and you have tremendous competition from abroad.  How can somebody sit on a board -
even if he's the smartest guy in the world, if he was Einstein - and understand what the company is doing?”¹
Mr. Icahn currently serves on at least 10 boards (6 public company boards and at least 4 private company boards)
Note: Icahn & Co., Starfire Holding Corp, ACF Industries and GB Holdings are not public companies
1
Interview on CNBC Closing Bell, November 2006
Carl Icahn’s Current Board Memberships
Carl Icahn
Cadus Corp.
Icahn & Co.
Starfire Holding Corp.
GB Holdings
American Property
Investors, Inc.

22 22
Confidential
WCI’s
WCI’s
Board:  Diverse and Proven Leadership with
Board:  Diverse and Proven Leadership with
Investor, Financial and Executive Backgrounds
Investor, Financial and Executive Backgrounds
Stewart Turley
(8 years tenure)
Former Chairman and Chief Executive Officer of Eckerd
Corporation
Lawrence L. Landry
(12 years tenure)
President and Chief Executive Officer of Westport
Advisors
Chairman of the Board of Trustees of Clark University
Jerry L. Starkey
(6 years tenure)
President and Chief Executive Officer of WCI
Communities
Former President and Chief Operating Officer of Florida
Design Communities
F. Philip Handy
(8 years tenure)
Chief Executive Officer of Strategic Industries
Former Managing Partner of Equity Group Investments
Kathleen M. Shanahan
(3 years tenure)
Chief Executive Officer of WRS Infrastructure &
Environment
Former President of Irish ROSE Consulting
Former Chief of Staff for former Florida Governor Bush
Hilliard M. Eure III
(4 years tenure)
Former Chairman of WEDU, a public broadcasting station
in West Central Florida
Retired Managing Partner of the KPMG Accounting
Practice in Central Florida
Thomas F. McWilliams
(7 years tenure)
1
Managing Partner of Court Square Capital Partners
Former Managing Director of Citigroup Venture Capital
Charles E. Cobb Jr.
(2 years tenure)
Chief Executive Officer of Cobb Partners
Former Chief Executive Officer of Disney Development &
Arvida
Former U.S. Ambassador and Chairman of University of
Miami
James F. McDonald
(new member, under 1 year)
Chief Executive Officer of Scientific Atlanta
Former President and Chief Executive Officer of Gould
Don E. Ackerman
(12 years tenure)
Chief Executive Officer of Chandelle Ventures
Former Chief Executive Officer of Aston Care Systems
Former Partner of J.H. Whitney & Co.
1
Thomas McWilliams was originally on the Board from November 1998 through July 2002 and re-joined the
Board in February 2004

23 23
Confidential
Conclusion
Conclusion
WCI’s Board has taken decisive action focused on the interests of, and designed to maximize value for, all shareholders
WCI’s current directors are best suited to deliver value and navigate the challenging housing and real estate market
The election of Mr. Icahn’s slate of director-nominees could jeopardize shareholders’ opportunity to obtain maximum value for their shares
— The Icahn Group has failed to present any plan or proposal
— The Icahn Group could be disruptive to the sale process